Exhibit 10.34

CHAMBERS STREET PROPERTIES
2013 EQUITY INCENTIVE PLAN

FORM OF PERFORMANCE VESTING RESTRICTED
SHARE UNIT AWARD AGREEMENT
This Performance Vesting Restricted Share Unit Award Agreement (this “Agreement”) by and between Chambers Street Properties, a Maryland real estate investment trust (the “Company”), and ________________ (the “Grantee”), dated as of the _____ day of _________, 20___ (the “Award Date”).
WHEREAS, the Company maintains the Chambers Street Properties 2013 Equity Incentive Plan, as amended from time to time (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);
WHEREAS, under the Plan the Company may grant awards to its employees, trustees and other persons who provide significant services to the Company;
WHEREAS, the Grantee has served as _______ of the Company and the Grantee has performed significant services for the Company; and
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) has determined that it is in the best interests of the Company and its shareholders to grant awards that may lead to the issuance of Common Shares (the “Shares”) to the Grantee subject to the terms and conditions set forth below.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Grant of Unit. The Company hereby grants the Grantee this restricted share unit (the “Performance Share Unit”) pursuant to Section 8 of the Plan, subject to the following terms and conditions and subject to the provisions of the Plan (the “Award”). The Plan is hereby incorporated herein by reference as though set forth herein in its entirety. This Award is in all respects limited and conditioned as provided in this Agreement and subject to the applicable provisions of the Plan, which are incorporated in this Agreement by reference. The Grantee hereby accepts the Award on such terms and conditions set forth herein.
2.Nature and Acceptance of Award. This Award is a contingent commitment by the Company to issue Shares to the Grantee at a Payment Date based on, and subject to, the relative achievement of performance goals during the Performance Cycle (as defined in Exhibit 1) as set forth in Exhibit 1 (the “Performance Goals”). This Award entitles the Grantee to receive one Share for each Performance Share Unit that is earned and vested as determined pursuant to Sections 3, 4 and 6 below. The target number of Performance Share Units the Grantee shall be eligible to earn and become vested in with respect to this Agreement is [_______________] (the “Target Award”). Unless and until Shares are actually issued to the Grantee upon settlement of the Performance Share Units in accordance with this Agreement, the Grantee shall not by reason of being granted the Performance Share Units be deemed to be a shareholder of the Company or to have any other right to any Shares, including the right to be paid dividends or to vote.

3.Restrictions and Conditions.
(a)The Performance Share Units granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee.
(b)Except as otherwise provided herein, as determined by the Committee or as set forth in an agreement between the Grantee and the Company, if the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to the last day of the Performance Cycle, this Award shall be immediately and automatically forfeited to the Company upon such termination of employment, without payment of any consideration to the Grantee. The Grantee shall have no further rights with respect to the Performance Share Units or to receive any Shares or payment with respect thereto.
(c)Notwithstanding the foregoing, if the Grantee’s employment or service is terminated due to death or Disability before the end of the Performance Cycle, then Grantee or Grantee’s heirs will be entitled to receive Shares in the quantity determined as if the date of termination was the last day of the Performance Cycle and such Shares shall be issued as soon as administratively practicable following the date of termination, but in no event later than March 15 of the calendar year following the calendar year in which the date of termination occurs.
4.Determination of Number of Earned Performance Share Units. The Performance Share Units shall become vested at the end of the Performance Cycle in an amount determined by Exhibit 1, subject to the conditions set forth in Sections 3 and 7.
5.Settlement and Payment of Performance Share Units.
(a)Except as otherwise provided in Section 7, Shares shall be issued to the Grantee with respect to any earned Performance Share Units as soon as administratively practicable following the Committee’s certification of the achievement of the Performance Goals at the end of the Performance Cycle (the “Payment Date”). The foregoing notwithstanding, the Payment Date shall occur no later than March 15 in the calendar year following the calendar year in which the Performance Cycle ended.
(b)Notwithstanding anything herein to the contrary, the Company may postpone the issuance of the Shares until it is satisfied that the issuance of such Shares will not violate any applicable law, the requirements of any securities exchange, any Company policy, or any applicable agreement between Grantee and the Company. The actual issuance of the Shares shall be subject to such terms and conditions as the Company may establish from time to time in order to comply with applicable law.
6.Adjustments.  Upon a change in capital structure, the Committee shall make adjustments and take actions in accordance with Section 15 of the Plan.  The Committee’s adjustments and actions, if any, in accordance with Section 15 of the Plan will be final, binding and conclusive for all purposes of the Plan and this Agreement.  Any adjustments to the number of Performance Share Units subject to this Award, whether made pursuant to this Section 6 or otherwise, will always result in a whole number, with any fractional interests adjusted pursuant to Section 8.5(d) of the Plan.  All shares of capital stock or other securities issued with respect to any of the Shares or in substitution thereof, whether by the Company or by another issuer, shall be subject to all of the terms of this Agreement and may be forfeited to the

Company under the same circumstances as the Shares with respect to, or in substitution for, which they were issued.
7.Change in Control. Notwithstanding anything contained herein to the contrary, in the event of a Change in Control, the Performance Cycle shall be deemed to have ended on the day of the Change in Control and the attainment of the Performance Goals shall be calculated by reference to the value of the Shares on the date of the Change in Control. However, the Shares to be issued to the Grantee shall vest as follows:
(i)Such Shares shall vest and be issued as of the date of the Change of Control if the surviving or successor entity in the Change in Control does not replace the Performance Share Units with a substitute grant with the same intrinsic value (“Substitute Stock”); or
(ii)If the surviving or successor entity replaces the Performance Share Units with Substitute Stock, then the shares of Substitute Stock shall vest on the earlier of (x) what would have been the last day of the Performance Cycle had there not been a Change of Control (the “Original Performance Cycle End Date”) if the Grantee provides continuous service to the Company or the surviving or successor entity or one of its affiliates and (y) the earliest date that Grantee’s service to the Company or the surviving or successor entity or one of its affiliates is terminated (A) without Cause, (B) due to the Grantee’s death or Disability, or (C) upon Retirement, in which such case such Substitute Stock shall be issued as soon as administratively practicable following the date of termination, but in no event shall be settled later than March 15 of the calendar year following the calendar year in which the date of termination occurs; provided, further, that such Substitute Stock shall not vest and the Grantee will have no right with respect to such Substitute Stock if the Grantee is terminated with Cause or the Grantee’s employment is terminated by the Grantee prior to the Original Performance Cycle End Date. For the avoidance of doubt, Substitute Stock can only have the same intrinsic value if it is in the form of publicly registered stock that is readily traded on a major stock exchange.
8.Limitations on Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.
9.Tax Withholding. The Grantee acknowledges that he or she generally will be required to recognize income for federal, state and/or local income tax purposes with respect to the settlement of the Performance Share Units, and that such income generally will be subject to withholding of tax by the Company. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to the Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The Grantee may choose to make payment of such tax withholding obligation by (a) providing a cash payment in the form of a personal check or transfer of funds by wire payable to the Company, thereby receiving the total number of vested Shares, (b) a reduction in vested Shares having a Fair Market Value equivalent to the Company’s minimum tax withholding obligation calculated by the Company at the close of business on the date on which such Shares are vested, thereby resulting in a net amount of Shares vested or issued to the Grantee, or (c) a combination of a reduction in vested Shares having a Fair Market Value equivalent to the amount calculated by the Company at the close of business on the date on which such Shares are vested plus any remaining withholding amount in a cash payment in the form of a personal check or transfer of funds by wire payable to the Company that, in the aggregate, satisfies the minimum tax withholding obligations of the Company. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
10.No Rights to Employment. Neither this Agreement nor the Plan shall confer upon the Grantee any rights of employment with the Company, including, without limitation, any right to continue in the employ of the Company, or shall affect the right of the Company to terminate the employment of the Grantee at any time and for any reason.
11.Compliance with Law. This Agreement, the Award and the obligation of the Company to grant and/or deliver Shares hereunder shall be subject in all respects to (a) all applicable federal, state and/or local laws, rules and regulations and (b) any registration, qualification, approval or other requirement imposed by any government or regulatory agency or body which the Committee or the Board, in their discretion, determines to be necessary or applicable, including any national securities exchange.
12.Grantee Bound by the Plan. Grantee acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions of the Plan.
13.Miscellaneous.
(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement may be signed in multiple counterparts, each of which will be deemed an original.
(b)All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company. Such address may be changed at any time by written notice to the other party given in accordance with this Section 13(b).
(c)The Committee may make such rules and regulations and establish such procedures for the administration of this Agreement, as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret the Plan and this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan, this Agreement or the administration or interpretation thereof. In the event of any dispute or disagreement as to interpretation of the Plan or this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan or this Agreement, the decision of the Committee, shall be final and binding upon all persons.
(d)The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement, or to assert any right the Grantee or the Company, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(e)Subject to the third sentence of this Section 13(e), this Agreement and the Plan contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto. In the event of any inconsistency between this Agreement and the Plan, this Agreement shall govern. In the event of any inconsistency between this Agreement and any employment or severance agreement between the Company and the Grantee, such employment or severance agreement shall govern. For the avoidance of doubt, the definition of “Cause” shall have the meaning set forth in any employment or severance agreement and, if none, then the meaning set forth in the Plan.
(f)This Agreement and all terms and conditions hereof shall be binding upon the parties hereto, and their successors, heirs, legatees and legal representatives.
(g)Notwithstanding any provisions in this Agreement to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or (ii) any policy that may be adopted by the Company, the Shares or cash paid or payable pursuant to this Agreement shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture of the Shares and/or repayment of amounts paid or payable pursuant to this Agreement.
(h)Grantee’s rights hereunder are an unfunded, unsecured promise of the Company to issue Shares and pay amounts under Sections 3, 5 and 6 hereof.
(i)If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any amounts that would otherwise be payable upon the Grantee’s separation from service, shall instead be delivered on the date determined by the Committee within the thirty (30) day period following the earlier of (x) the first business day of the seventh month following the date of Grantee’s separation from service or (y) the date of the Grantee’s death. Each issuance and payment under this Award is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the Award Date.

CHAMBERS STREET PROPERTIES, a Maryland real estate investment trust		GRANTEE

By:
	Name:	Name:
Title:

Exhibit 1
ADDITIONAL DEFINED TERMS:
Performance Cycle: The three-year period commencing on January 1, 2015 (“Commencement Date”) and ending on December 31, 2017 (“End Date”).
Beginning Price: The average per-share closing price for the last thirty (30) trading days immediately prior to the Commencement Date
Ending Price: The average per-share closing price for the last thirty (30) trading days immediately prior to the End Date
Index: The FTSE NAREIT All Equity REIT Total Return Index
Index Companies: Constituents of the Index against whose performance the Company’s performance is being compared. To be considered an Index Company:

•	A company must be a constituent of the Index for the full Performance Cycle, or

•
A company must be a constituent of the Index on the Commencement Date, and have declared bankruptcy during the Performance Cycle, in which case such company’s TSR will be considered -100% for purposes of calculating Relative TSR Percentile Rank

Total Shareholder Return or “TSR”: the total percentage return per share achieved by the stock of the Company and each Index Company over the Performance Cycle, assuming contemporaneous reinvestment in such stock of all dividends and other distributions at the closing price of one share of such stock on the date such dividend or other distribution was paid, based on the Beginning Price and the Ending Price of the Company and each Index Company, as applicable
Relative TSR Percentile Rank: The percentile performance of the Company as compared to the Index Companies, determined by the following formula:
Relative TSR Percentile Rank = X /Y, where
X = the number of Index Companies with TSR lower than the Company’s TSR for the Performance Cycle
Y = the total number of Index Companies minus 1
PAYOUT SCHEDULE:

Company’s Relative TSR Percentile Rank	Percentage of Target PSUs Earned
>= 75th percentile	150% of Target PSUs
50th percentile	100% of Target PSUs
30th percentile	50% of Target PSUs
<30th percentile	0% of Target PSUs
If the percentile rank falls between the 30th and 50th percentiles or between the 50th and 75th percentiles, the award earned will be calculated using linear interpolation.